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                                                                 EXHIBIT 11




                            STROUDS, INC.
                  COMPUTATION OF PER SHARE EARNINGS

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                                          13 WEEKS ENDED            39 WEEKS ENDED
                                     ------------------------  ------------------------
                                     November 29, November 30, November 29, November 30,
                                        1997         1996         1997         1996
(in thousands, except share data)    -----------  -----------  -----------  -----------
---------------------------------
Weighted average number of common
   shares outstanding                    8,557        8,523        8,548        8,518

Common Stock equivalents:
Shares applicable to Stock Options
   based on average market for period      101          --             3          --
                                      ---------    ---------    ---------    ---------
Weighted average number of common
   and common equivalent shares
   outstanding                           8,658        8,523        8,551        8,518
                                      =========    =========    =========    =========



Net loss                              $   (536)    $ (1,578)    $ (4,665)    $ (2,593)
                                      =========    =========    =========    =========

Net loss per common and common
   equivalent shares                  $  (0.06)    $  (0.18)    $  (0.55)    $  (0.30)
                                      =========    =========    =========    =========


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Fully diluted net loss per share is not presented since the amounts do not differ significantly from the primary net loss per share presented.



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